Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT made and entered into as of the 1st day of August, 2005 by and between Golden Cycle Gold Corporation, a Colorado corporation, (hereinafter referred to as the “Company”), and Donald L. Gustafson, (hereinafter referred to as “Mr. Gustafson”).

WHEREAS, Mr. Gustafson has been Vice President, Exploration of the Company since August 1, 2004, and a consultant of the Company since February, 2000, and

WHEREAS, the Company is desirous of the continuation of Mr. Gustafson’s services with the Company and is desirous of obtaining those services on a continuing basis with Mr. Gustafson working for the Company half of his available work time during the year.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.  TERM OF AGREEMENT.  The term of this Agreement shall commence on the date hereof and terminate one year from the date hereof (the “Term”).  Both parties agree that either party can terminate the contract by providing the other party two months notice in writing.

2.  DUTIES AND PERFORMANCE.  (a)  During the term of this Agreement, Mr. Gustafson shall be employed as “Vice President, Exploration” and shall use his best efforts to advance the interests and business of the Corporation, supervise its employees as assigned and devote one half (approximately 120 working days during the year) of his working time and attention to the business of the Corporation.

3.  BASE SALARY.  The Company shall pay to Mr. Gustafson base salary at the rate of $54,000 per annum payable in such installments as shall accord with the normal pay practices of the Company.

4.  BENEFITS.  (a)  when eligible under non-discriminatory standards, Mr. Gustafson shall be entitled to participate during the Term in any employee benefit plans maintained by the Company available to employees of the Corporation.

(b)  the Company shall reimburse Mr. Gustafson in accordance with the Company’s policy applicable to employees then in effect, for travel and other normal business expenses incurred in the pursuit of Company business.

(c)  the Company shall use all reasonable efforts to obtain, and subsequently, maintain in full force and effect during the Term a $50,000 Term Life Insurance Policies on the life of Mr. Gustafson, provided that this subsection shall not relate to policies of which the Company is the beneficiary.

5.  TERMINATION OF AGREEMENT.  (a)  the Company shall be entitled to terminate this agreement in any of the following circumstances:

(i)  For “cause” by reason of the occurrence of any of the following:  (A)  willful misfeasance or gross negligence by Mr. Gustafson in the conduct of Mr. Gustafson’s duties including the failure of Mr. Gustafson to follow lawful orders of Company Officers assigned responsibility to direct and supervise his services for the Company, (B)  a material breach by Mr. Gustafson of this Agreement, (C)  the commission of acts of dishonesty or moral turpitude by Mr. Gustafson that are detrimental to the Company and/or its affiliates, or (D)  the conviction of, or nolo contendere plea by, Mr. Gustafson in respect of any felony.

(ii)  Mental or physical incapacity or inability of Mr. Gustafson to perform his duties for a consecutive period of ninety (90) days during the Term; or

(iii)  Upon not less than two months’ notice to Mr. Gustafson, in writing, of the Company’s intent to terminate this contract.

(b)  In the event of termination pursuant to the terms of this section, the obligations of the Company to provide benefits other than those already vested as provided herein shall cease upon such termination.

6.  COVENANT NOT TO COMPETE.  (a)  Mr. Gustafson acknowledges that in the course of his employment hereunder and his employment by the Company, he has and will become privy to various economic and trade secrets and relationships of the Company and its affiliates.  Therefore, in consideration of this Agreement, Mr. Gustafson hereby agrees that he will not, directly or indirectly, except for the benefit of the Company or its affiliates:

(i)  during the term of this Agreement and thereafter, on behalf of himself or any other person:

(A)  solicit, entice, persuade or induce any employee of the Company or any affiliate, or any other person, who is under contract with or rendering services or supplying products to the Company or any affiliate, or any such individual or entity who held any such status during the two-year period preceding termination of this Agreement, (w) to terminate his or its employment by, or contractual relationship with, the Company or any affiliate or (x) to refrain from extending or renewing the same (upon the same or new terms) or (y) to refrain from rendering services to the Company or any affiliate, or (z) to become employed by or to enter into contractual relations with persons other than the Company; or

(B)  authorize or knowingly approve or assist in the taking of any such actions by any person other than the Company.

(ii)  (A)  subject to the exception contained in Section 6(a) (ii) (B), for a period ending two years after termination of this Agreement, directly or indirectly, whether as employee, consultant, officer, director, partner, shareholder or otherwise compete with the business of the Company.

(B)  this subsection 6(a)(ii) shall not restrict Mr. Gustafson from participating in mining other than in competition with the Company.

7.  CONFIDENTIALITY.  During the term of this Agreement and thereafter, Mr. Gustafson will keep secret and will not, without the express written consent of the Company:

(a)  knowingly divulge or communicate to any third person, or use for the benefit of Mr. Gustafson or any third person, any trade secrets or privileged, proprietary or confidential information used or owned by the Company or any affiliate or disclosed to or learned by him in the course of his employment by the Company including, without limitation information concerning the Cripple Creek & Victor Gold Mining Company; or

(b)  retain for the benefit of himself or any third person any document or paper used or owned by the Company or any affiliate or coming into his possession in the course of his employment hereunder or make or cause to be made any copy, abstract, or summary thereof, except documents evidencing Mr. Gustafson’s rights, privileges, duties and obligations, including this document.

SIGNATURES

GOLDEN CYCLE GOLD CORPORATION

/s/ R. Herbert Hampton	August 8, 2005
R. Herbert Hampton, President & CEO	Date

ACCEPTED AND AGREED TO ON THIS 10th DAY OF AUGUST, 2005.

/s/ Donald L. Gustafson
Donald L. Gustafson